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Exhibit 10.23     Letter Agreement with George L. Hernandez

January 5, 2001

Mr. George Hernandez
43231 Turquoise Street
Fremont, CA 94539

Dear George:

We are pleased to invite you to join SoftNet Systems, Inc. as Vice President/Corporate Controller, reporting to Garrett Girvan, Chairman & CEO.

You will be paid bi-weekly wages of $6923.08 (annualized at $180,000). Effective your date of hire you will be eligible to participate in insurance plans provided by SoftNet to it's employees. Those insurance plans include medical, dental, and life insurance; long term disability, and a flexible-spending program. As a new hire you are eligible to enroll in the 401 (K) Plan on the first of the month following 30 days of employment.

In addition you will be eligible to participate in the 2001 Bonus Plan and receive at target, a 30% bonus, assuming the company meets its business and financial goals. This bonus will be pro-rated based upon your date of hire.

You are being recommended for participation in the SoftNet Systems, Inc. Stock Incentive Plan. Under this plan you are being recommended for a grant, subject to the approval of he SoftNet Compensation Committee, for 20,000 shares of SoftNet Systems Stock Options. The price of the options will be established as of your approval grant date. Vesting will accrue as of your date of hire and a copy of the Plan will be given to you once you are accepted.

To assist us in complying with the Immigration Reform Act of 1986 which requires employers to verify citizenship and legal right to work of all new employees within three business days of your time of hire, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (1-9), dating it with the date of your first day of work. You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form; either one from list A or one from list B and one from list C. The documents must be originals, not facsimiles, and need only meet the minimum requirements.

We sincerely hope you decide to join us, and that this will be a great job opportunity for you. If you have any questions please call me at (415) 365-2553.

Sincerely,

Michael Sweet
Vice President, Human Resources
SoftNet Systems, Inc. and subsidiaries


Please be advised that you will be employed under the "at will" doctrine and that SoftNet Systems, Inc. may terminate your employment at any time with or without cause. and with or without notice at any time at the option of either the Company or you.

To accept this offer of employment, please sign and return both pages of the original letter to me by January 12, 2001. Please indicate you anticipated start date. You may keep a copy for your records.

This offer is contingent upon completion of background verification. Please complete and return the background disclosure and release authorization form. The following forms are also enclosed to be completed by you and returned with the signed offer letter: a W-4, 1-9, and an Employment Application.

This offer will remain in effect through Wednesday, January 12, 2001.

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I accept, understand, and agree to the terms of this offer of employment.

____________________________                         __________________________
Print Name                                                    Date


_____________________________
Signature



My anticipated start date will be: ___________________________

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February 16, 2001

George Hernandez
SoftNet Systems, Inc.


Dear George:

This letter replaces the letter to you, from Garret Girvan dated January 9, 2001. On February 2, 2001 the Board of Directors approved the following revised Special Retention Program.

This Special Retention Program will be paid to you under the following conditions, in addition to your normal salary, providing you do not voluntarily resign or are terminated for cause:

     1. If the Company terminates you before September 30, 2001 or you leave following 60 days after a change in control of SoftNet Systems, Inc., you will receive 12 months of your base pay, on your end or,

     2.   September 30, 2001 you will receive six (6) months base pay and,

     3. If the Company terminates from October 1, 2001 to December 31, 2001, or you leave following 60 days after a change in control of SoftNet Systems, Inc., you will receive six (6) months base salary plus 50% of your earned base salary from September 30, 2001.

     4. You will be eligible to receive the normal salary adjustments through the Company's annual merit review, effective October 1, 2001.

     5. If you are employed on December 31, 2001 you will receive an additional 7.5 months base pay.

     6.   You agree the Company can terminate your employment at anytime.

     7. The Board of Directors has also approved additional stock options in the amount of 50,000 shares, effective 2-2-01.

We understand that during this time of change you will have many questions about the transition and we will do our best to provide you with current and timely information. At this stage not all of the issues and details have been decided upon, yet we are committed to making sure that you receive information that impacts you personally as soon as it is available. In the meanwhile, feel free to contact me, or Mike Sweet at 415-365-2553.

I sincerely appreciate your continued efforts during this time of change and I am proud of all we have accomplished.

Sincerely,

Ron Simon
Acting Chairman & CEO


I understand, agree and accept the above.


_________________________                   ____________________
George Hernandez                                     Date